UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

⌧ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

The Procter & Gamble Company
(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO THE PROXY STATEMENT DATED AUGUST 28, 2015
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 13, 2015

On August 28, 2015, The Procter & Gamble Company (the "Company") mailed to its shareholders a definitive proxy statement (the "Proxy Statement") for the Company's annual meeting of shareholders to be held on October 13, 2015. This Supplement, which describes recent changes in the proposed nominees for election to the Board of Directors of the Company (the "Board"), should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On September 22, 2015, Mary Agnes Wilderotter, a member of the Board and a nominee for re-election as a Director at the annual meeting, informed the Company of her decision not to stand for re-election. This decision was made in connection with Ms. Wilderotter's transition to Executive Chairman of Frontier Communications earlier this year and her desire to pursue other interests.

In light of this action and consistent with the terms of the Company's Code of Regulations, the Board has decreased the size of the Board from thirteen to twelve members, effective with commencement with Company's annual meeting of shareholders, and therefore no other nominee for election at the annual meeting will be named in Ms. Wilderotter's place.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the annual meeting unless revoked. Proxies received in respect of the re-election of Ms. Wilderotter will not be voted with respect to her election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the annual meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Ms. Wilderotter's name as a nominee for election as Director.  Information regarding how to vote your shares is available in the Proxy Statement.

Chief Legal Officer and Secretary

Cincinnati, Ohio
September 25, 2015